EXECUTION VERSION

This SECOND AMENDMENT TO THE REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of March 2, 2021 (the “Amendment Date”), is entered into by and among DLF FINANCING SPV LLC, a Delaware limited liability company, as the borrower (the “Borrower”), the LENDERS party to the Revolving Credit Agreement, BNP PARIBAS, as the administrative agent (the “Administrative Agent”), MORGAN STANLEY DIRECT LENDING FUND, a Delaware corporation, as the equityholder (in such capacity, the “Equityholder”), MORGAN STANLEY DIRECT LENDING FUND, a Delaware corporation, as the servicer (in such capacity, the “Servicer”), and U.S. BANK NATIONAL ASSOCIATION, as collateral agent (the “Collateral Agent”).
WHEREAS, the Borrower, the lenders from time to time party thereto, the Administrative Agent, the Equityholder, the Servicer and the Collateral Agent are party to the Revolving Credit and Security Agreement, dated as of October 14, 2020 (as amended pursuant to that certain First Amendment to the Revolving Credit and Security Agreement, dated as of December 11, 2020, and as further amended from time to time prior to the date hereof, the “Revolving Credit Agreement”); and
WHEREAS, the parties hereto desire to amend the Revolving Credit Agreement, in accordance with Section 13.01(b) of the Revolving Credit Agreement subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Revolving Credit Agreement.

ARTICLE II

Amendments to Revolving Credit Agreement

SECTION 2.1. As of the Amendment Date, the Revolving Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto.

SECTION 2.2. As of the Amendment Date, Schedule 1 to the Revolving Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text

(indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix B hereto:

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower and the Equityholder hereby represent and warrant to the Administrative Agent and the Lender that, as of the Amendment Date, (i) no Default, Event of Default, Potential Servicer Removal Event or Servicer Removal Event has occurred and is continuing and (ii) the representations and warranties of the Borrower, the Servicer and the Equityholder contained in Sections 4.01, 4.02 and 4.03 of the Revolving Credit Agreement are true and correct in all material respects on and as of the Amendment Date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment will be effective upon the satisfaction of each of the following conditions:
(a) the execution and delivery of this Amendment by the Borrower, the Lenders, the Administrative Agent, the Equityholder, the Servicer and the Collateral Agent;
(b) all fees due and owing to the Administrative Agent and each Lender on or prior to the Amendment Date have been paid;
(c) the Administrative Agent shall have received satisfactory evidence that the Borrower has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby; and
(d) the Administrative Agent shall have received the executed legal opinion of Latham & Watkins LLP, counsel to the Borrower, in form and substance acceptable to the Administrative Agent in its reasonable discretion.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. In case any provision in this Amendment is deemed to be invalid, illegal or unenforceable, the remaining provisions of this Amendment remain in full force and effect.

SECTION 5.3. Ratification. Except as expressly amended hereby, the Revolving Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof will remain in full force and effect. When effective, this Amendment will form a part of the Revolving Credit Agreement for all purposes.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission (including electronic signature pursuant to and in accordance with the Revolving Credit Agreement) is effective as delivery of a manually executed counterpart hereof.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and are not deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6. Direction to Execute. The Administrative Agent hereby authorizes and directs the Collateral Agent to execute this Amendment.

SECTION 5.7. Electronic Signatures. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.
BORROWER:

DLF FINANCING SPV LLC

By:_/s/ Venugopal Rathi____
Name: Venugopal Rathi
Title: Chief Financial Officer

EQUITYHOLDER:

MORGAN STANLEY DIRECT LENDING
FUND,
as Equityholder

By:_/s/ Orit Mizrachi___
Name: Orit Mizrachi
Title: Chief Operating Officer

SERVICER:

MORGAN STANLEY DIRECT LENDING
FUND,
as Servicer

By: /s/ Venugopal Rathi__
Name: Venugopal Rathi
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:

BNP PARIBAS,
as Administrative Agent

By:___/s/ Sohaib Naim
Name: Sohaib Naim
Title: Vice President

By:__/s/_Jasen Yang
Name: Jasen Yang
Title: Managing Director

LENDER:

BNP PARIBAS,
as Lender

By: /s/ Sohaib Naim
Name: Sohaib Naim
Title: Vice President
By: /s/ Jasen Yang
Name: Jasen Yang
Title: Managing Director

LENDER:

CDPQ REVENU FIXE AMéRICAIN V INC.

By: /s/ Huy Cao
Name: Huy Cao
Title: Senior Director

By: /s/ Jerome Marquis
Name: Jerome Marquis
Title: Managing Director, Head of C

Appendix A

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS
Section 1.01    Definitions    1
Section 1.02    Rules of Construction    ~~56~~58
Section 1.03    Computation of Time Periods    ~~57~~59
Section 1.04    Collateral Value Calculation Procedures    ~~57~~59
ARTICLE II

ADVANCES
Section 2.01    Revolving Credit Facility    ~~59~~61
Section 2.02    Requests for Collateral Loan Approval    ~~60~~62
Section 2.03    Making of the Advances    ~~61~~64
Section 2.04    Evidence of Indebtedness    ~~62~~65
Section 2.05    Payment of Principal and Interest    ~~63~~65
Section 2.06    Prepayment of Advances    ~~64~~66
Section 2.07    Changes of Individual Lender Maximum Funding Amounts    ~~64~~67
Section 2.08    Maximum Lawful Rate    ~~65~~67
Section 2.09    Several Obligations    ~~65~~67
Section 2.10    Increased Costs    ~~65~~68
Section 2.11    Compensation; Breakage Payments    ~~67~~69
Section 2.12    Inability to Determine Rates    ~~67~~69
Section 2.13    Rescission or Return of Payment    ~~67~~70
Section 2.14    Post-Default Interest    ~~68~~70
Section 2.15    Payments Generally    ~~68~~70
Section 2.16    Extension of Facility Termination Date    ~~69~~71
Section 2.17    Defaulting Lenders    ~~70~~72
Section 2.18    ~~LIBOR (Dollar)~~Benchmark Discontinuation    ~~71~~73
ARTICLE III

CONDITIONS PRECEDENT
Section 3.01    Conditions Precedent to Initial Advance    ~~75~~83
Section 3.02    Conditions Precedent to Each Advance    ~~77~~85

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Borrower    ~~78~~86
Section 4.02    Representations and Warranties of the Servicer    ~~83~~91
Section 4.03    Representations and Warranties of the Equityholder    ~~85~~93
ARTICLE V

COVENANTS
Section 5.01    Affirmative Covenants of the Borrower    ~~88~~95
Section 5.02    Covenants of the Servicer    ~~92~~100
Section 5.03    Negative Covenants of the Borrower    ~~95~~103
Section 5.04    Covenants of the Equityholder    ~~98~~106
Section 5.05    Certain Undertakings Relating to Separateness    ~~99~~107
ARTICLE VI

EVENTS OF DEFAULT
Section 6.01    Events of Default    ~~99~~107
Section 6.02    OC Ratio Breach Cures    ~~102~~110
ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT
Section 7.01    Grant of Security    ~~103~~111
Section 7.02    Release of Security Interest    ~~104~~112
Section 7.03    Rights and Remedies    ~~104~~112
Section 7.04    Remedies Cumulative    ~~107~~115
Section 7.05    Related Documents    ~~107~~115
Section 7.06    Borrower Remains Liable    ~~108~~116
Section 7.07    Protection of Collateral    ~~108~~116
ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES
Section 8.01    Collection of Money    ~~109~~117
Section 8.02    Collateral Account and Collection Account    ~~109~~117
Section 8.03    Payment Account    ~~110~~118
Section 8.04    The Revolving Reserve Account; Fundings    ~~111~~118

Section 8.05    [Reserved]    ~~111~~119
Section 8.06    Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent    ~~112~~119
Section 8.07    Accountings    ~~112~~120
Section 8.08    Release of Collateral    ~~114~~122
Section 8.09    Reports by Independent Accountants    ~~115~~123
ARTICLE IX

APPLICATION OF MONIES
Section 9.01    Disbursements of Monies from Payment Account    ~~116~~124
ARTICLE X

SALE OF COLLATERAL LOANS;
PURCHASE OF ADDITIONAL COLLATERAL LOANS
Section 10.01    Sales of Collateral Loans    ~~120~~128
Section 10.02    Purchase of Additional Collateral Loans    ~~125~~132
Section 10.03    Conditions Applicable to All Sale and Purchase Transactions    ~~125~~133
Section 10.04    Additional Equity Contributions    ~~126~~134
ARTICLE XI

ADMINISTRATION AND SERVICING OF CONTRACTS
Section 11.01    Appointment and Designation of the Servicer    ~~127~~134
Section 11.02    Duties of the Servicer    ~~128~~136
Section 11.03    Authorization of the Servicer    ~~130~~138
Section 11.04    Collection Efforts, Modification of Collateral    ~~131~~139
Section 11.05    Servicer Compensation and Expenses    ~~131~~139
Section 11.06    The Servicer Not to Resign    ~~132~~139
ARTICLE XII

THE AGENTS
Section 12.01    Authorization and Action    ~~132~~139
Section 12.02    Delegation of Duties    ~~133~~141
Section 12.03    Agents’ Reliance, Etc.    ~~133~~141
Section 12.04    Indemnification    ~~136~~143
Section 12.05    Successor Agents    ~~136~~144
Section 12.06    The Collateral Agent    ~~137~~144

ARTICLE XIII

MISCELLANEOUS
Section 13.01    No Waiver; Modifications in Writing    ~~139~~147
Section 13.02    Notices, Etc.    ~~140~~148
Section 13.03    Taxes    ~~140~~149
Section 13.04    Costs and Expenses; Indemnification    ~~144~~153
Section 13.05    Execution in Counterparts    ~~146~~154
Section 13.06    Assignability    ~~146~~154
Section 13.07    Governing Law    ~~148~~157
Section 13.08    Severability of Provisions    ~~149~~157
Section 13.09    Confidentiality    ~~149~~157
Section 13.10    Merger    ~~149~~158
Section 13.11    Survival    ~~150~~158
Section 13.12    Submission to Jurisdiction; Waivers; Etc.    ~~150~~158
Section 13.13    Waiver of Jury Trial    ~~151~~159
Section 13.14    Right of Setoff; Payments Pro Rata    ~~151~~159
Section 13.15    PATRIOT Act Notice    ~~152~~160
Section 13.16    Legal Holidays    ~~152~~160
Section 13.17    Non-Petition    ~~152~~161
Section 13.18    Waiver of Setoff    ~~153~~161
Section 13.19    Collateral Agent Execution and Delivery    ~~153~~161
Section 13.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    ~~153~~161
Section 13.21    WAIVER OF SOVEREIGN IMMUNITY    ~~154~~162
Section 13.22    Securitisation Regulation Requirements    ~~154~~162
Section 13.23    Adequacy of Monetary Damages Against the Lenders    ~~155~~164

SCHEDULES
Schedule 1    Initial Individual Lender Maximum Funding Amounts and Percentages
Schedule 2    S&P Industry Classifications
Schedule 3    Initial Collateral Loans
Schedule 4    Moody’s Industry Classifications
Schedule 5    Notice Information
Schedule 6    Authorized Signatories
Schedule 7    Diversity Score
Schedule 8    [Reserved]
Schedule 9    Initial Asset List

Loan Type	Loan Class	Advance Rate
First Lien Loans that are not Recurring Revenue Loans..	Class 1 Loans...........	67.5%
	Class 2A Loans........	65.0%
	Class 2B Loans.......~~...~~.	62.5%
	Class 3 Loans...........	~~6062.5%~~
First Lien Last Out Loans.....................	Class 1 Loans...........	55%
	Class 2A Loans........	55%
	Class 2B Loans.......~~...~~.	50%
	Class 3 Loans...........	50%
Second Lien Loans...............................	Class 1 Loans...........	35%
	Class 2A Loans.......~~...~~.	35%
	Class 2B Loans........	35%
	Class 3 Loans...........	30%
Notwithstanding the percentages set forth in the preceding table:
(a)if such Collateral Loan is a First Lien Loan that is a Recurring Revenue Loan, the Administrative Agent will assign an Advance Rate in its sole discretion;
(b)any First Lien Last Out Loans with a First Out Leverage greater than 2.00:1.00 will be assigned the percentages set forth in the preceding table corresponding to Second Lien Loans of the Loan Class applicable to such Collateral Loan;
(c)the Advance Rate of any First Lien Last Out Loans, or First Lien Loans that are not Recurring Revenue Loans, with a Senior Net Leverage Ratio exceeding the First Lien Senior Leverage Cut-Off will be a blended rate, calculated as follows:
(i)the portion of such First Lien Loan or First Lien Last Out Loan up to the First Lien Senior Leverage Cut-Off will be assigned the percentage set forth in the preceding table corresponding to First Lien Loans of the Loan Class applicable to such Collateral Loan;
(ii)the portion of such First Lien Loan or First Lien Last Out Loan above the First Lien Senior Leverage Cut-Off up to the First Lien Senior Leverage Cap will be assigned the percentage set forth in the preceding table corresponding to Second Lien Loans of the Loan Class applicable to such Collateral Loan; and
(iii)the portion of such First Lien Loan or First Lien Last Out Loan above the First Lien Senior Leverage Cap will be assigned an Advance Rate of zero;
(d)portions of First Lien Loans or First Lien Last Out Loans assigned a percentage set forth in the preceding table corresponding to Second Lien Loans will be treated as

First Lien Loans or First Lien Last Out Loans, respectively, and not be treated as Second Lien Loans for all other purposes hereunder, including for purposes of calculating Concentration Limitations;
(e)for the purposes of determining Advance Rates, the Senior Net Leverage Ratio of a Collateral Loan will be based on the senior leverage of the Obligor on the date the Administrative Agent has approved an Approval Request for such Collateral Loan pursuant to Section 2.02 as of the most recent financial reporting of the Obligor prior to such date or, after the occurrence of a Revaluation Event, as of the most recent financial reporting of the Obligor; ~~and~~
(f)if such Collateral Loan is a Cap Adjusted Loan, the Administrative Agent may further increase its Advance Rate in its sole discretion~~.~~; and
(g)if such Collateral Loan was acquired in the form of a participation and such participation is not elevated to an assignment of the Collateral Loan to the Borrower within 60 days of the Borrower’s acquisition of such Collateral Loan, thereafter, for so long as such Collateral Loan remains in the form of a participation, the Administrative Agent shall have the ability at any time and from time to time to reduce the Advance Rate of such Collateral Loan (including assigning an Advance Rate of zero) in its sole discretion (provided that, upon the date such Collateral Loan is elevated to an assignment, the Advance Rate of such Collateral Loan shall be the initial Advance Rate assigned to such Collateral Loan).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Person” means (a) the Administrative Agent, each Lender and each of their respective Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).
“Affiliate” means, in respect of a referenced Person at any time, another Person Controlling, Controlled by or under common Control with such referenced Person but which shall not, with respect to the Borrower, include the Obligors under any Collateral Loan; provided that (a) an Obligor will not be considered an “Affiliate” of any other Obligor solely due to the fact that each such Obligor is under the control of the same financial sponsor and (b) Obligors in respect of Collateral Loans shall be deemed not to be “Affiliates” if they have distinct corporate family ratings and/or distinct issuer credit ratings; provided that, for the purposes of Section 5.03(h), Section 10.01(a) and Section 10.03 of this Agreement, the term “Affiliate” shall not include any Excluded Affiliate.
“Agent” or “Agents” means the Administrative Agent and the Collateral Agent, collectively or individually, as the context requires.

“Aggregate Adjusted Collateral Balance” means, as of any date of determination, an amount equal to the sum of the Dollar Equivalent of the Adjusted Principal Balances of all Collateral Loans in the Collateral (including each potential Collateral Loan that the Borrower has entered into a binding commitment to purchase that has not yet settled) on such date, after giving effect to all Collateral Loans added to and removed from the Collateral on such date.
“Aggregate Class 1 Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Net Collateral Balance allocable to Class 1 Loans as of such date of determination.
“Aggregate Class 2A Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Net Collateral Balance allocable to Class 2A Loans as of such date of determination.
“Aggregate Class 2B Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Net Collateral Balance allocable to Class 2B Loans as of such date of determination.
“Aggregate Class 3 Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Net Collateral Balance allocable to Class 3 Loans as of such date of determination.
“Aggregate Net Collateral Balance” means, as of any date of determination, the Aggregate Adjusted Collateral Balance minus the Excess Concentration Amount, in each case, as of such date of determination.
“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.
“Agreement” means this Revolving Credit and Security Agreement.
“Applicable Index” means, with respect to (a) Dollar Advances, LIBOR (Dollar), (b) with respect to GBP Advances, LIBOR (GBP), (c) with respect to Euro Advances, EURIBOR and (d) with respect to CDOR Advances, CDOR or, in each case, any other successor index pursuant to the terms of this Agreement.
“Applicable Law” means, for any Person, any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.
“Applicable Margin” has the meaning assigned to such term in the Lender Fee Letter.
Sale Settlement Pending Collateral from the calculation of the Weighted Average Advance Rate), (y) the Aggregate Net Collateral Balance as of such date (excluding any Sale Settlement Pending Collateral from the calculation of the Aggregate Net Collateral Balance) and

(z) the Portfolio Advance Rate Adjustment as of such date and (iii) the aggregate sale price (expressed in Dollars) of the Sale Settlement Pending Collateral as of such date.
“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified as mutually agreed by the Administrative Agent and the Borrower from time to time.
“Borrowing Date” means the date of an Advance.
“Business Day” means any day of the year except: (a) a Saturday, Sunday or other day on which commercial banks in New York City, Boston, Massachusetts, St. Paul, Minnesota, Florence, South Carolina, or the city in which the offices of the Collateral Agent, the Custodian or the Securities Intermediary are located are authorized or required by law to close; and (b) with respect to any determinations relating to an Advance of Available Currencies, any day on which banks are not open for dealings (i) in Dollars or Pounds Sterling deposits in the London interbank market, (ii) in Euro deposits in the Euro-zone interbank market, (iii) in Canadian Dollar deposits in Toronto, Canada or (iv) with respect to any additional Available Currency permitted under this Agreement, in the principal financial center of the country of such Available Currency.
“CAD Collection Account” means the single, segregated account with respect to Collections in Canadian Dollars at the Securities Intermediary in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties.
“Canadian Dollars” means the lawful currency of Canada.
“Cap Adjusted Loan” means a Class 1 Loan, a Class 2A Loan or a Class 2B Loan that the Administrative Agent, in consultation with the Borrower, has determined shall be subject to an increased First Lien Senior Leverage Cap when calculating its Advance Rate, including a Collateral Loan meeting all of the following criteria:
a.any Collateral Loan the relevant Obligor of which has EBITDA of greater than the Dollar Equivalent of $50,000,000 as calculated in accordance with the Related Documents as of the Trade Date of such Collateral Loan;
b.any Collateral Loan the relevant Obligor of which had trailing 12-month revenue of greater than the Dollar Equivalent of $100,000,000;
c.any Collateral Loan with a loan-to-value ratio of less than 50%; and
d.the Debt Service Coverage Ratio of the Obligor of such Collateral Loan is greater than 2.00:1.00.
“Cash” means Dollars immediately available on the day in question.

“Class” means the Class 1 Advances, the Class 2A Advances, the Class 2B Advances or the Class 3 Advances, as the context requires.
“Class 1” means, at any time, all Class 1 Loans at such time.
“Class 1 Advance” means each Advance allocated to Class 1 pursuant to, and in accordance with, this Agreement.
“Class 1 Borrowing Base” means, at any time and date, an amount equal to the sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Subaccount, (ii) an amount equal to the product of (x) the Weighted Average Class 1 Advance Rate as of such date (excluding any Sale Settlement Pending Collateral for the Class 1 Loans from the calculation of the Weighted Average Class 1 Advance Rate), (y) the Aggregate Class 1 Net Collateral Balance as of such date (excluding any Sale Settlement Pending Collateral for the Class 1 Loans from the calculation of the Aggregate Class 1 Net Collateral Balance) and (z) the Portfolio Advance Rate Adjustment as of such date and (iii) the aggregate sale price (expressed in Dollars) of any Sale Settlement Pending Collateral for the Class 1 Loans as of such date.
“Class 1 Loan” means any Collateral Loan that (a) as of the Trade Date of such Collateral Loan, has a tranche size of at least the Dollar Equivalent of $400,000,000 and (b) is rated by S&P and Moody’s (or the related Obligor for such Collateral Loan is rated by S&P and Moody’s).
“Class 1 Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the Class 1 OC Ratio as of such date is equal to or greater than 1.00:1.00.
“Class 1 OC Ratio” means, as of any Business Day, the ratio of (a) the Class 1 Borrowing Base to (b) the sum of (x) the Dollar Equivalent of the aggregate outstanding principal balance of the Class 1 Advances and (y) the Dollar Equivalent of the aggregate purchase price of all Class 1 Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.
“Class 2A” means, at any time, all Class 2A Loans at such time.
“Class 2A Advance” means each Advance allocated to Class 2A pursuant to, and in accordance with, this Agreement.
“Class 2A Borrowing Base” means, at any time and date, an amount equal to the sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Subaccount, (ii) an amount equal to the product of (x) the Weighted Average Class 2A Advance Rate as of such date (excluding any Sale Settlement Pending Collateral for the Class 2A Loans from the calculation of the Weighted Average Class 2A Advance Rate), (y) the Aggregate Class 2A Net Collateral Balance as of such date (excluding any Sale Settlement Pending Collateral for the Class 2A Loans from the calculation of the Aggregate Class 2A Net Collateral Balance) and (z) the Portfolio Advance Rate Adjustment as of such date and (iii) the aggregate sale price (expressed in Dollars) of any Sale Settlement Pending Collateral for the Class 2A Loans as of such date.

“Class 2A Loan” means a Collateral Loan (a) that is not a Class 1 Loan and (b) the relevant Obligor of which has EBITDA of at least the Dollar Equivalent of $50,000,000 as calculated in accordance with the Related Documents as of the Trade Date of such Collateral Loan.
“Class 2A Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the Class 2A OC Ratio as of such date is equal to or greater than 1.00:1.00.
“Class 2A OC Ratio” means, as of any Business Day, the ratio of (a) the Class 2A Borrowing Base to (b) the sum of (x) the Dollar Equivalent of the aggregate outstanding principal balance of the Class 2A Advances and (y) the Dollar Equivalent of the aggregate purchase price of all Class 2A Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.
“Class 2B” means, at any time, all Class 2B Loans at such time.
“Class 2B Advance” means each Advance allocated to Class 2B pursuant to, and in accordance with, this Agreement.
“Class 2B Borrowing Base” means, at any time and date, an amount equal to the sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Subaccount, (ii) an amount equal to the product of (x) the Weighted Average Class 2B Advance Rate as of such date (excluding any Sale Settlement Pending Collateral for the Class 2B Loans from the calculation of the Weighted Average Class 2B Advance Rate), (y) the Aggregate Class 2B Net Collateral Balance as of such date (excluding any Sale Settlement Pending Collateral for the Class 2B Loans from the calculation of the Aggregate Class 2B Net Collateral Balance) and (z) the Portfolio Advance Rate Adjustment as of such date and (iii) the aggregate sale price (expressed in Dollars) of any Sale Settlement Pending Collateral for the Class 2B Loans as of such date.
“Class 2B Loan” means a Collateral Loan (a) that is not a Class 1 Loan or Class 2A Loan and (b) the relevant Obligor of which has EBITDA of at least the Dollar Equivalent of $35,000,000, as calculated in accordance with the Related Documents as of the Trade Date of such Collateral Loan.
“Class 2B Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the Class 2B OC Ratio as of such date is equal to or greater than 1.00:1.00.
“Class 2B OC Ratio” means, as of any Business Day, the ratio of (a) the Class 2B Borrowing Base to (b) the sum of (x) the Dollar Equivalent of the aggregate outstanding principal balance of the Class 2B Advances and (y) the Dollar Equivalent of the aggregate purchase price of all Class 2B Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.
“Class 3” means, at any time, all Class 3 Loans at such time.

“Class 3 Advance” means each Advance allocated to Class 3 pursuant to, and in accordance with, this Agreement.
“Class 3 Borrowing Base” means, at any time and date, an amount equal to the sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Subaccount, (ii) an amount equal to the product of (x) the Weighted Average Class 3 Advance Rate as of such date (excluding any Sale Settlement Pending Collateral for the Class 3 Loans from the calculation of the Weighted Average Class 3 Advance Rate), (y) the Aggregate Class 3 Net Collateral Balance as of such date (excluding any Sale Settlement Pending Collateral for the Class 3 Loans from the calculation of the Aggregate Class 3 Net Collateral Balance) and (z) the Portfolio Advance Rate Adjustment as of such date and (iii) the aggregate sale price (expressed in Dollars) of any Sale Settlement Pending Collateral for the Class 3 Loans as of such date.
“Class 3 Loan” means a Collateral Loan (a) that is not a Class 1 Loan, Class 2A Loan or a Class 2B Loan and (b) the relevant Obligor of which has an EBITDA of less than the Dollar Equivalent of $35,000,000 as calculated in accordance with the Related Documents as of the Trade Date of such Collateral Loan.
“Class 3 Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the Class 3 OC Ratio as of such date is equal to or greater than 1.00:1.00.
“Class 3 OC Ratio” means, as of any Business Day, the ratio of (a) the Class 3 Borrowing Base to (b) the sum of (x) the Dollar Equivalent of the aggregate outstanding principal balance of the Class 3 Advances and (y) the Dollar Equivalent of the aggregate purchase price of all Class 3 Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.
“Class Minimum OC Coverage Test” means the Class 1 Minimum OC Coverage Test, the Class 2A Minimum OC Coverage Test, Class 2B Minimum OC Coverage Test or the Class 3 Minimum OC Coverage Test, as applicable.
“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.
“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.
“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee or endorsed in blank.
“Closing Date” means October 14, 2020.
“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in Section 7.01(a).
“Collateral Account” has the meaning assigned to such term in Section 8.02(a)(i).
prepayment in whole of the Advances, ending on the day preceding the Final Maturity Date or the date of such prepayment, respectively.
“Collection Period Start Date” means the first calendar day of each month of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in November 2020.
“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.
“Concentration Calculation Amount” means (a)(1) from the Closing Date to the date that is the six-month anniversary of the Closing Date or (2) from the date of any Permitted Securitization to the date that is the three-month anniversary (or, with the consent of the Administrative Agent, the date that is the six-month anniversary) of the closing of such Permitted Securitization, the greater of (i) the Adjusted Principal Balances of loans equal to the Maximum Portfolio Amount and (ii) the Aggregate Adjusted Collateral Balance (after giving effect to any proposed purchase of Collateral Loans) and (b) after the date that is the six-month anniversary of the Closing Date, the Aggregate Adjusted Collateral Balance.
“Concentration Limitations” means, as of any date of determination, the following limitations (calculated without duplication) as applied to the Eligible Collateral Loans owned (or, in relation to a proposed purchase of an Eligible Collateral Loan, proposed to be owned, with respect to which, if such purchase results in noncompliance with the limitations, the relevant requirements must be maintained or improved after giving effect to the purchase) by the Borrower, unless a waiver is provided in writing by the Administrative Agent specifying the agreed treatment of such Collateral Loan or Concentration Limitation:
a.not more than 20.00% of the Concentration Calculation Amount may consist of First Lien Last Out Loans or Second Lien Loans;
b.not more than 20.00% of the Concentration Calculation Amount may consist of Second Lien Loans; provided that from the Closing Date to the date that is the six-month anniversary of the Closing Date, not more than 10.00% of the Concentration Calculation Amount may consist of Second Lien Loans;
c.not more than 15.00% of the Concentration Calculation Amount may consist of Class 2A Loans and Class 2B Loans that are Cov-Lite Loans;

d.not more than 20.00% of the Concentration Calculation Amount may consist of Cap Adjusted Loans;
e.not more than 20.00% of the Concentration Calculation Amount may consist of Collateral Loans not denominated in Dollars;
Documents, an agreement among lenders or other applicable agreement before such First Lien Last Out Loan is paid.
“First Lien Last Out Loan” means a Collateral Loan that would be a First Lien Loan but for the fact that at any time prior to and/or after an event of default under the Related Documents, such Collateral Loan will be paid after any First Lien First Out Loan issued by the Obligor has been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Related Documents, an agreement among lenders or other applicable agreement or the Obligor has a Working Capital Revolver that is at any time prior to and/or after an event of default, senior to such Collateral Loan in payment priority or in lien priority with respect to all collateral securing such Collateral Loan; provided that (x) if the First Out Leverage of such Collateral Loan that is a Class 3 Loan is less than 0.50:1.00 or (y) if the First Out Leverage of such Collateral Loan that is a Class 1 Loan ~~or~~, a Class 2A Loan or Class 2B Loan is less than 0.75:1.00, in each case as determined by the Servicer in accordance with the Servicing Standard, then such Collateral Loan will constitute a First Lien Loan; provided, further, that the Administrative Agent shall have discretion to increase the First Out Leverage thresholds set forth in the proviso above in designating a Collateral Loan as a First Lien Loan.
“First Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that meets the following criteria:
(a)is not (and is not expressly permitted by its terms to become) subordinate to any obligation of the relevant Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Lien, a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable loan agreement or indenture);
(b)is secured by a pledge of collateral, which security interest is (i) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar Collateral Loans, Permitted Working Capital Liens and liens accorded priority by law in favor of any Governmental Authority) or (ii)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets, a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to liens permitted under the applicable credit agreement that are reasonable for similar Collateral Loans and liens accorded priority by law in favor of any Governmental Authority) in all other collateral under Applicable Law;

(c)the Servicer determines in good faith that the value of the collateral for such Collateral Loan (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the Collateral Loan plus the aggregate outstanding balances of all other Collateral Loans of equal or higher seniority secured by a first priority Lien over the same collateral; and
(d)for which the Obligor of such loan and its Affiliates has been designated on the date such Collateral Loan was acquired by the Borrower as a “First Lien Loan” by the Administrative Agent.
“First Lien Senior Leverage Cap” means, with respect to any Collateral Loan, if such Collateral Loan is (a) a Class 1 Loan, a Senior Net Leverage Ratio of 6.50:1.00, (b) a Class 2A Loan, a Senior Net Leverage Ratio of 6.75:1.00, (c) a Class 2B Loan, a Senior Net Leverage Ratio of 6.50:1.00 or (~~c~~d) a Class 3 Loan, a Senior Net Leverage Ratio of 5.50:1.00; provided, that the First Lien Senior Leverage Cap for any Cap Adjusted Loan shall be, if such Cap Adjusted Loan is (a) a Class 1 Loan, a Senior Net Leverage Ratio of 7.50:1.00, (b) a Class 2A Loan, Senior Net Leverage Ratio of 7.75:1.00, (c) a Class 2B Loan, a Senior Net Leverage Ratio of 7.50:1.00 or (~~c~~d) a Class 3 Loan, a Senior Net Leverage Ratio of 6.50:1.00.
“First Lien Senior Leverage Cut-Off” means, with respect to any Collateral Loan, if such Collateral Loan is (a) a Class 1 Loan, a Senior Net Leverage Ratio of 5.50:1.00, (b) a Class 2A Loan, a Senior Net Leverage Ratio of 5.75:1.00, (c) a Class 2B Loan, a Senior Net Leverage Ratio of 5.50:1.00 or (~~c~~d) a Class 3 Loan, a Senior Net Leverage Ratio of 4.50:1.00.
“First Out Leverage” means the ratio of (x) the sum of first out indebtedness and Working Capital Revolver capacity that is secured by a Permitted Working Capital Lien to (y) EBITDA.
“Fixed Rate Loan” means any Collateral Loan that bears a fixed rate of interest.
“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“FRB” has the meaning specified in the definition of Deliver.
“Fundamental Amendment” means, with respect to each Lender, any amendment, modification, waiver or supplement of or to this Agreement or any Facility Document that would (a) increase or extend the term of the Individual Lender Maximum Funding Amounts or change the Final Maturity Date (other than an increase of the Individual Lender Maximum Funding Amount of a particular Lender or the addition of a new Lender agreed to by the relevant Lender), (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which Interest is payable thereon or any fee is payable hereunder (other than in connection with the appointment of a Benchmark Replacement), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 9.01 or Section 13.01(b), (g) modify the definition of the terms “Majority Lenders,” “Required Lenders,”

“Maximum Available Amount,” “Advance Rate,” “Borrowing Base,” “Minimum OC Coverage Test,” “Collateral Quality Test,” “Collateral Loan,” “Eligible Collateral Loan,” “Eligible Country,” “Minimum Equity Amount,” “Class 1 Borrowing Base,” “Class 2A Borrowing Base,” “Class 2B Borrowing Base, ““Class 3 Borrowing Base,” “Class 1 Minimum OC Coverage Test,” “Class 2A Minimum OC Coverage Test,” “Class 2B Minimum OC Coverage Test,” “Class 3 Minimum OC Coverage Test,” “Class 1 Loan,” “Class 2A Loan,” “Class 2B Loan” or “Class 3 Loan” or any component thereof defined therein (in each case, other than any administrative, non-
(e)    all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and
(f)    commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds;
provided that:
(1)    as to any Defaulted Collateral Loan (and only so long as it remains a Defaulted Collateral Loan), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Loan equals the Principal Balance of such Defaulted Collateral Loan at the time as of which it became a Defaulted Collateral Loan and all amounts received in excess thereof will constitute Interest Proceeds; and
(2)    any amounts received in respect of any Equity Security that was received in exchange for a Defaulted Collateral Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Equity Security equals the outstanding Principal Balance of the related Collateral Loan, at the time it became a Defaulted Collateral Loan, for which such Equity Security was received in exchange.
“Interest Rate” means, for any Class as of any date of determination, an interest rate per annum equal to the ~~Applicable Index (or, with respect to LIBOR (Dollar), if at any time LIBOR (Dollar) cannot be determined,~~Benchmark (or the Base Rate ~~or Benchmark Replacement, as~~, if applicable) plus the Applicable Margin.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
“Lender Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Lenders, the Borrower and the Servicer, as amended or supplemented from time to time, and any other fee letter between a Lender, the Borrower and the Servicer that identifies itself as a Lender Fee Letter hereunder.
“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket fees and expenses of agents, experts and outside attorneys) and disbursements of any kind or nature whatsoever.
“LIBOR (Dollar)” means, for any LIBOR Period, with respect to any Dollar Advance (or portion thereof), the ICE Benchmark Administration Limited London interbank offered rate per annum for deposits in Dollars for a period equal to one month as displayed in the Bloomberg Financial Markets System (or such other page on that service or such other service designated by the ICE Benchmark Limited for the display of such administration’s London interbank offered rate for deposits in Dollars) as of 11:00 a.m., London time on the day that is two Business Days prior to the first day of the LIBOR Period (the “Screen Rate”); provided that, subject to Section 2.18, if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant LIBOR Period, LIBOR (Dollar) shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such LIBOR Period by four leading banks (selected by the Administrative Agent after consultation with the Borrower) in the London or other offshore interbank market for Dollars as of 11:00 a.m. for delivery on the first day of such LIBOR Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant Advance; provided, if such rate is less than ~~0.25%~~zero, such rate shall be deemed to be ~~0.25%~~zero for purposes of this Agreement.
“LIBOR (GBP)” means, for any LIBOR Period, with respect to any GBP Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (or, in each case, on any applicable successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service (including by any successor to the British Bankers Association in providing or calculating “LIBOR” with respect to Pounds Sterling)) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such LIBOR Period for deposits in Pounds Sterling, with a term equivalent to one month; provided that if such rate is not available at any such time for any reason, then “LIBOR (GBP)” with respect to any GBP Advance shall be the rate at which Pounds Sterling deposits of £2,500,000, and for a one-month maturity are offered by the principal London office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. LIBOR (GBP) shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
“LIBOR Period” means (a) with respect to the first LIBOR Period, the period from and including the Closing Date to and including the day before the first Business Day of December 2020 and (b) with respect to any subsequent LIBOR Period, the period commencing from and including the first Business Day after the previous LIBOR Period ended and ending on the ~~day~~Business Day before the first Business Day of the next calendar month; provided that the final LIBOR Period hereunder shall end on and include the ~~day~~Business Day prior to the payment in full of the Advances hereunder.
“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).
“Lien Release Dividend” has the meaning assigned to that term in Section 10.01(f).
“Lien Release Dividend Date” means the date specified by the Borrower, which date may be any Business Day, provided written notice is given in accordance with Section 10.01(f).
“Listed Collateral Loan” means, at any time, a Class 1 Loan for which three or more bids are quoted and available from a Pricing Source, subject in each case to the proviso in the definition of “Listed Value”.
“Listed Value” means, for any Listed Collateral Loan at any time, the bid price for such Collateral Loan most recently quoted by a Pricing Source; provided that, if the Servicer reasonably believes that the price quoted by any such source is based on less than three bona fide bids, then at the Servicer’s election, upon notice thereof from the Servicer to the Administrative Agent, such Collateral Loan will not be considered a “Listed Collateral Loan” and the “Loan Value” of such Collateral Loan will be determined in accordance with clause (b)(ii) of the definition of Loan Value.
“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower (as amended, restated, amended and restated, or otherwise modified).

“Loan Class” means a Class 1 Loan, a Class 2A Loan, Class 2B Loan or a Class 3 Loan, as applicable.
“Loan Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the Closing Date, by and between the Equityholder and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Loan Type” means a First Lien Loan, a First Lien Last Out Loan or a Second Lien Loan, as applicable.
(a)Net Leverage Ratio of such Collateral Loan is not more than 85% of the maximum established in the Senior Net Leverage Ratio covenant of such Collateral Loan;
(b)in the case of a First Lien Last Out Loan or a First Lien Loan, contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor (other than as permitted by the terms of the Related Documents on the date such Collateral Loan was acquired);
(c)substitutes, alters, releases or terminates any material portion of the underlying assets securing such Collateral Loan (other than as expressly permitted by the Related Documents as of the date such Collateral Loan was acquired by the Borrower) or releases any material guarantor or co-Obligor from its obligations with respect thereto, and each such substitution, alteration, release or termination materially and adversely affects the value of such Collateral Loan (as determined in the commercially reasonable discretion of the Administrative Agent);
(d)modifies any term or provision of the Related Documents of such Collateral Loan that materially impacts in a manner adverse to the lenders the calculation of any financial covenant, the definition of “Permitted Liens” (or any analogous definition), or the determination of any default or event of default with respect to the related Collateral Loan;
(e)results in change of currency of the Collateral Loan; or
(f)any other modification not set forth in clauses (a) through (g) above which, in the reasonable discretion of the Administrative Agent after consultation with the Borrower, is material and adverse to the value of such Collateral Loan.
“Maximum Available Amount” means, on any date of determination, an amount equal to the lesser of:
(a)the Maximum Facility Amount at such time; and
(b)the Borrowing Base (calculated after giving effect to the deposit or investment of such borrowed funds on the borrowing date).

“Maximum Facility Amount” means $~~300,000,000~~600,000,000 (as such amount may be reduced pursuant to Section 2.07); provided that it is understood that the loan facility established under this Agreement is an uncommitted facility and there is no express or implied commitment on the part of the Administrative Agent or any Lender to provide any Advance except that, in the case of Collateral Loans approved by means of an Approval Request or Approved List, the Lenders shall have committed to fund the related Advances (up to the amount(s) specified in the related Approval Request or Approved List), provided that the related conditions precedent set forth in Article III are satisfied with respect to such Advances on the applicable Borrowing Date.
“Maximum Portfolio Amount” means, as of any date of determination, the sum of (i) the Maximum Facility Amount as of such date and (ii) the aggregate amount of all contributions by the Equityholder to the Borrower (other than contributions made to cure a Default or an Event of Default) less any principal distributions that constitute a return of capital to the Equityholder other than Excluded Principal Distributions.
such Lender on such date of determination as specified on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, and (b) with respect to each Lender that has become a party hereto pursuant to an Assignment and Acceptance and not listed on Schedule 1, the percentage set forth therein as such Lender’s Percentage, in each case as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.
“Permitted Assignee” means (a) a Lender or any of its Affiliates or (b) any Person managed by a Lender or any of its Affiliates.
“Permitted Currencies” means Pounds Sterling, Euro, Canadian Dollars, Dollars and any other currency agreed to in writing by the Administrative Agent and each Lender (and available to the Collateral Agent); provided that any currency other than Pounds Sterling, Euro, Canadian Dollars or Dollars is subject to the establishment by the Borrower at the Custodian of one or more Collection Accounts and Collateral Accounts into which such Collateral Agent may deposit Collateral or cash, as applicable, that is denominated in such other currency and that is subject to the Lien of the Collateral Agent under the Account Control Agreement.
“Permitted Distribution” means, on any Business Day, distributions of (x) Interest Proceeds so long as immediately after giving effect to such Permitted Distribution, sufficient Interest Proceeds remain to pay all amounts payable on the immediately following Payment Date pursuant to Section 9.01(a)(i) as determined by the Servicer in good faith and/or (y) prior to the last day of the Reinvestment Period, Principal Proceeds; provided that amounts may only be distributed pursuant to this definition so long as (i) no Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) the Minimum OC Coverage Test is satisfied immediately prior to and immediately after giving effect to such Permitted Distribution and (iii) solely with respect to clause (y) above, the OC Ratio as of such date is equal to or greater than (1) if the weighted average Senior Net Leverage Ratio of all

Collateral Loans owned by the Borrower as of such date of determination (calculated for each such Collateral Loan as of the most recent Relevant Test Period for such Collateral Loan) is less than 0.5x greater than the weighted average Senior Net Leverage Ratio of all Collateral Loans (calculated for each such Collateral Loan as of the Relevant Test Period that immediately preceded the acquisition of such Collateral Loan by the Borrower) (or if such condition is waived by the Administrative Agent), 1.20:1.00 or (2) otherwise, 1.25:1.00. Notwithstanding the foregoing, nothing in this definition shall limit the right or ability of the Borrower to make a Permitted Tax Distribution.
“Permitted Liens” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith; (c) Liens granted pursuant to or by the Facility Documents, (d) judgement Liens not constituting an Event of Default hereunder, (e) bankers’ the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Eligible Collateral Loan by (ii) such Eligible Collateral Loan’s contribution to the Aggregate Net Collateral Balance and dividing (b) such sum by the Aggregate Net Collateral Balance.
“Weighted Average Class 1 Advance Rate” means, as of any date of determination with respect to all Class 1 Loans included in the Aggregate Class 1 Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Class 1 Loan by (ii) such Class 1 Loan’s contribution to the Aggregate Class 1 Net Collateral Balance and dividing (b) such sum by the Aggregate Class 1 Net Collateral Balance.
“Weighted Average Class 2A Advance Rate” means, as of any date of determination with respect to all Class 2A Loans included in the Aggregate Class 2A Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Class 2A Loan by (ii) such Class 2A Loan’s contribution to the Aggregate Class 2A Net Collateral Balance and dividing (b) such sum by the Aggregate Class 2A Net Collateral Balance.
“Weighted Average Class 2B Advance Rate” means, as of any date of determination with respect to all Class 2B Loans included in the Aggregate Class 2B Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Class 2B Loan by (ii) such Class 2B Loan’s contribution to the Aggregate Class 2B Net Collateral Balance and dividing (b) such sum by the Aggregate Class 2B Net Collateral Balance.

“Weighted Average Class 3 Advance Rate” means, as of any date of determination with respect to all Class 3 Loans included in the Aggregate Class 3 Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Class 3 Loan by (ii) such Class 3 Loan’s contribution to the Aggregate Class 3 Net Collateral Balance and dividing (b) such sum by the Aggregate Class 3 Net Collateral Balance.
“Weighted Average Life” means, as of any date of determination with respect to all Eligible Collateral Loans, the number of years following such date obtained by:
(a)summing the products of (i) the Average Life at such time of each Eligible Collateral Loan multiplied by (ii)(A) the Principal Balance plus (B) the Unfunded Amount of such Collateral Loan; and
(b)dividing such sum by the sum of the Aggregate Principal Balance plus the Unfunded Amount of all Eligible Collateral Loans as of such date.
For purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Collateral Loan, the quotient obtained by dividing (i) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Loan and (B) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Loan. Notwithstanding the foregoing, the Weighted Average Life of a Revolving Collateral Loan shall
(a)Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 2.10 for any costs, reductions, penalties or interest incurred more than nine months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to any increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.
(b)Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.10, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section 1.02    Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on the Payment Date (or on the applicable date of prepayment) immediately following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable and documented actual losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to the Applicable Index and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) any Advance bearing interest that was computed by reference to the Applicable Index by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, and (ii) if any payment or prepayment of any Advance bearing interest that was computed by reference to the Applicable Index is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.11 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.
Section 1.03    Inability to Determine Rates. If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Applicable Index for the applicable Advances or that deposits in the applicable currency are not being offered to banks in the London interbank eurodollar market for the applicable amount and the applicable tenor, or the Applicable Index does not adequately and fairly reflect the cost to the Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender; provided that the Administrative Agent has made a similar determination with respect to similarly situated borrowers in similar facilities. Thereafter, the obligation of the Lenders to make or maintain Advances based upon the Applicable Index shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice; provided that new Dollar Advances may be made at, and existing Dollar Advances would be maintained and converted to bear interest at, the Base Rate. For the avoidance of doubt, this Section 2.12 shall not apply ~~following the occurrence of~~during a Benchmark ~~Transition Start Date with respect to LIBOR (Dollar)~~Unavailability Period.
Section 1.04    Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.
Section 1.05    Post-Default Interest. The Borrower shall pay interest on all Obligations (other than any Administrative Expenses) that are not paid when due (after taking into account any applicable grace periods) for the period from the due date thereof until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.
Section 1.06    Payments Generally.   All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Borrower to the applicable recipient in the applicable Available Currency, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. All payments made by the Collateral Agent pursuant to a Payment Date Report on any Payment Date shall be wired by the Collateral Agent by 4:00 p.m. on such Payment Date. Prepayments to be made pursuant to Section 2.06 for which the Collateral Agent has received a Notice of Prepayment two (2) Business Days prior to the scheduled date of prepayment shall be wired by the Collateral Agent by 2:00 p.m. on such date. All other payments by the Borrower must be received by the Collateral Agent on or prior to 3:00 p.m. on a Business Day (the Collateral Agent shall then wire such funds to the Lenders by 5:00 p.m. on such Business Day); provided that, payments received by the Collateral Agent after 3:00 p.m. or payments received by the Lenders after 5:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. For the avoidance of doubt, for purposes of Section 6.01, amounts paid by the Borrower shall be deemed received upon payment by the Borrower to the Collateral Agent. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.
i.payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
ii.For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(b)    If the Administrative Agent and the Borrower agree that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their respective Individual Lender Maximum Funding Amounts, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 1.07    ~~LIBOR (Dollar)~~Benchmark Discontinuation.  Without prejudice to any other provision of this Agreement, each party hereto acknowledges and agrees for the benefit of each of the other parties hereto: (~~a~~x) ~~LIBOR (Dollar)~~one or all of the Applicable Indices (i) may be subject to methodological or other changes which could affect their value~~, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended)~~ and/or (~~iii~~ii) may be permanently discontinued; and (~~b~~y) the occurrence of any of the aforementioned events and/or a Benchmark Transition Event may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.
(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, ~~upon the occurrence of a~~if a Benchmark Transition Event or an Early Opt-in Election, as applicable, ~~the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR (Dollar) with a~~and its related Benchmark Replacement~~. Any such amendment with~~ Date have occurred prior to the Reference Time in respect ~~to~~of any setting of a then-current Benchmark, then
(x)    if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document upon delivery by the Administrative Agent of the notice specified in Section 2.18(e) hereunder and
(y)    if a Benchmark ~~Transition Event or, to the extent BNP Paribas' Individual Lender Maximum Funding Amount is at least 50% of the Maximum Facility Amount, Early Opt-in Election will become effective at 5:00 p.m.~~Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~Administrative Agent has posted such proposed amendment to all Lenders, the Borrower, the Servicer, the Equityholder and the Collateral Agent~~date of notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~amendment~~Benchmark Replacement from Lenders comprising the Majority Lenders. ~~So long as BNP Paribas' Individual Lender Maximum Funding Amount is less than 50% of the Maximum Facility Amount, any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of LIBOR (Dollar) with a Benchmark Replacement pursuant to this Section 2.18 will occur prior to the applicable Benchmark Transition Start Date.~~
(c)    Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Facility Document and subject to the proviso below in this paragraph, solely with respect to a Dollar Advance, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace such then-current Benchmark for all purposes hereunder or under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.
(d)    ~~(c)~~ Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.
(e)    ~~(d)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Lenders, the Servicer~~, the Equityholder and the~~ and the Equityholder (with a copy to the Collateral Agent) of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date ~~and Benchmark Transition Start Date~~, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes ~~and~~, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.18.
(f)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if a then-current Benchmark is a term rate (including Term SOFR or any Applicable Index) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent, in its reasonable discretion in consultation with the Borrower, or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Accrual Period” for any applicable Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Accrual Period” for all applicable Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)    ~~(e)~~ Benchmark Unavailability Period. Upon the ~~Borrower's~~Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Notice of Borrowing ~~to be made or any continuation of an Advance~~, or request for a conversion to or continuation of Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any such request for a Dollar Advance or an Advance in Canadian Dollars into a Notice of Borrowing of or request for a conversion to Advances denominated in the applicable currency bearing interest at a rate per annum equal to the Base Rate plus the Applicable Margin or (y) any Advance denominated in an Available Currency (other than Dollars or Canadian Dollars) shall be ineffective, as applicable. Furthermore, if any Advance in any Available Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to an Applicable Index applicable to such Advance, then (i) if such Advance is denominated in Dollars or Canadian Dollars, then on the last day of the Interest Accrual Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), such Advance shall be converted by the Administrative Agent to, and shall constitute, an Advance denominated in Dollars or Canadian Dollars, as applicable, bearing interest at a rate per annum equal to the Base Rate plus the Applicable Margin on such day or (ii) if such Advance is denominated in any Available Currency (other than Dollars or Canadian Dollars), then such Advance shall, on the last day of the Interest Accrual Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day, (A) be prepaid by the Borrower on such day or

(B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an Advance denominated in Dollars (in an amount equal to the Dollar Equivalent of such Available Currency) bearing interest at a rate per annum equal to the Base Rate plus the Applicable Margin on such day (it being understood and agreed that if the Borrower does not so prepay such Advance on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such conversion of such Advance ~~to bear~~into an Advance denominated in Dollars bearing interest at a rate per annum equal to the Base Rate~~.~~ plus the Applicable Margin), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Available Currency pursuant to this Section 2.18, such Advance denominated in Dollars bearing interest at a rate per annum equal to the Base Rate plus the Applicable Margin shall then be converted by the Administrative Agent to, and shall constitute, an Advance denominated in such original Available Currency (in an amount equal to the equivalent in such currency of such Available Currency) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Available Currency.
(h)    ~~(f)~~ Certain Defined Terms. As used in this Section 2.18:
“Available Tenor” means, as of any date of determination and with respect to a then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Accrual Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to clause (e) of this Section 2.18.
“Benchmark” means, initially, each of the Applicable Indices; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to an Applicable Index or a then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of this Section 2.18.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in an Available Currency other than Dollars, “Benchmark Replacement” shall mean the alternative set forth in clause (3) below:
1.the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
2.the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; and

3.~~"Benchmark Replacement" means~~ the sum of: (a) the alternate benchmark rate ~~(which may include Term SOFR)~~ that has been selected by the Administrative Agent and the Borrower as the replacement for a then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to LIBOR (Dollar) for U.S. dollar-denominated~~for such then-current Benchmark for syndicated credit facilities denominated in the applicable Available Currency at such time and (b) the related Benchmark Replacement Adjustment; ~~provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.~~
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Borrower; provided further that, solely with respect to a Dollar Advance, notwithstanding anything to the contrary in this Agreement or in any other Facility Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Accrual Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent in consultation with the Borrower:
(A)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Accrual Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; and
(B)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest

Accrual Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    ~~"~~for purposes of clause (3) of the definition of “Benchmark Replacement ~~Adjustment" means, with respect to any replacement of LIBOR (Dollar) with an Unadjusted Benchmark Replacement for each applicable Interest Accrual Period,~~,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (~~a~~x) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~LIBOR (Dollar)~~such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (~~b~~y) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~LIBOR (Dollar)~~such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~U.S. dollar-denominated~~ syndicated credit facilities denominated in the applicable Available Currency at such time~~.~~;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
~~"~~“Benchmark Replacement Conforming Changes~~"~~” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of ~~"~~“Business Day,” the definition of “Interest Accrual Period,~~"~~” timing and frequency of determining rates and making payments of interest ~~and other~~, timing of borrowing requests or prepayment, conversion or continuation notices, length of look-back periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of ~~the~~such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement~~; provided that the Administrative Agent has made a similar determination with respect to similarly situated borrowers in similar facilities~~ and the other Facility Documents).
"Benchmark Replacement Date" means, with respect to any Benchmark, the ~~earlier~~earliest to occur of the following events with respect to ~~LIBOR (Dollar)~~such then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of ~~"~~“Benchmark Transition Event,~~"~~” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of ~~LIBOR (Dollar~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~LIBOR (Dollar~~all Available Tenors of such Benchmark (or such component thereof); ~~or~~
(2)in the case of clause (3) of the definition of ~~"~~“Benchmark Transition Event,~~"~~” the date of the public statement or publication of information referenced therein~~.~~;
(3)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.18(c); or
(4)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
~~"~~“Benchmark Transition Event~~"~~” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to ~~LIBOR (Dollar)~~such then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of ~~LIBOR (Dollar~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~LIBOR (Dollar~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~LIBOR (Dollar~~any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of ~~LIBOR (Dollar), the U.S.~~such Benchmark (or the published component used in the calculation thereof), the Federal Reserve ~~System~~Board, the NYFRB, any other Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for ~~LIBOR (Dollar~~such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for ~~LIBOR (Dollar~~such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~LIBOR (Dollar),~~such Benchmark (or such component thereof), in each case which states that the administrator of ~~LIBOR (Dollar~~such Benchmark (or such component thereof) has ceased or will cease to provide ~~LIBOR (Dollar~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~LIBOR (Dollar~~any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of ~~LIBOR (Dollar~~such Benchmark (or the published component used in the calculation thereof) announcing that ~~LIBOR (Dollar) is~~all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
~~"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (x) the applicable Benchmark Replacement Date and (y) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent, by notice to the Borrower, the Servicer, the Lenders, the Equityholder and the Collateral Agent.~~
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
~~"~~“Benchmark Unavailability Period~~" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred~~” means, with respect to ~~LIBOR (Dollar) and solely to the extent that LIBOR (Dollar) has not been replaced with a~~any Benchmark ~~Replacement~~, the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced ~~LIBOR (Dollar)~~such then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced ~~LIBOR (Dollar)~~such then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Facility Document in accordance with Section 2.18.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
~~"~~“Early Opt-in Election~~"~~” means ~~the occurrence of~~:
(a)    in the case of Dollar Advances, the occurrence of:
(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR (Dollar) and the provision by the Administrative Agent of written notice of such election to the Lenders; and
(b)    in the case of Advances in an Available Currency other than Dollars, the occurrence of:
(1)(i) a determination by the Administrative Agent or the Borrower or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that ~~U.S. dollar-denominated~~ syndicated credit facilities denominated in the applicable Available Currency being executed at such time, or that include language similar to that contained in this Section 2.18 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace ~~LIBOR (Dollar)~~the relevant Applicable Index, and
(2)~~(2)~~ (i) the joint election by the Administrative Agent and the Borrower or (ii) the election by the Required Lenders and the Borrower to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders and the Borrower of written notice of such election to the Administrative Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Financial Stability Board” means the Financial Stability Board established after the G20 London summit in April 2009 as a successor to the Financial Stability Forum.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Applicable Index.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“NYFRB” means the Federal Reserve Bank of New York.
~~"Federal Reserve Bank of New York's~~“NYFRB’s Website~~"~~” means the website of the ~~Federal Reserve Bank of New York~~NYFRB at http://www.newyorkfed.org, or any successor source.
“Reference Time” with respect to any setting of a then-current Benchmark means (1) if such Benchmark is EURIBOR, LIBOR (Dollar) or LIBOR (GBP), 11:00 a.m. (London time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is CDOR, 10:00 a.m. (Toronto time) on the day that is two Business Days preceding the date of such setting and (3) for any other Benchmark, the time determined by the Administrative Agent in its reasonable discretion.
~~"~~“Relevant Governmental Body~~" means~~” means (1) with respect to a Benchmark Replacement in respect of Dollar Advances, the Federal Reserve Board and/or the ~~Federal Reserve Bank of New York~~NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the ~~Federal Reserve Bank of New York or~~NYFRB or, in each case, any successor thereto~~.~~ and (2) with respect to a Benchmark Replacement in respect of Advances in Available Currencies other than Dollars, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
~~"~~“SOFR~~"~~” means, with respect to any ~~day means~~Business Day, a rate per annum equal to the secured overnight financing rate ~~published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.~~for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
~~"~~“Term SOFR~~" means~~” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower (with a copy to the Collateral Agent) of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent in its reasonable discretion in consultation with the Borrower that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt‐in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.18 that is not Term SOFR.
~~"~~“Unadjusted Benchmark Replacement~~"~~” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE II
CONDITIONS PRECEDENT
Section 2.01    Conditions Precedent to Initial Advance. The obligation of each Lender to make its initial Advance hereunder shall be subject to the satisfaction (or written waiver) of the conditions set forth in Section 3.02 and the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent:
(a)each of the Facility Documents (other than the Collateral Agent Fee Letter, which shall be delivered directly to the Collateral Agent) duly executed and delivered by the parties thereto, which shall each be in full force and effect;
(b)true and complete copies of the Constituent Documents of the Borrower, the Equityholder and the Servicer as in effect on the Closing Date;
(c)a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its member approving this

Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any
(d)Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.07 or to permit the Servicer to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Servicer. The Collateral Agent shall promptly forward to the Servicer copies of notices and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan which notices or writings advise the holders of such Collateral Loan of any rights that the holders might have with respect thereto (including requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor and Clearing Agency with respect to such Obligor.
Section 2.02    Accountings.
(a)[Reserved.]
(b)Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date (such Determination Date, a “Payment Date Report Determination Date”), and shall deliver such Payment Date Report to the Agents, the Servicer and each Lender not later than the second Business Day preceding the related Payment Date. The Servicer shall compile and provide to the Collateral Agent and the Administrative Agent a loan data file (the “Data File”) in the form of Exhibit H for the previous monthly period ending on the Payment Date Report Determination Date (containing such information agreed upon by the Servicer, the Collateral Agent and the Administrative Agent). The Servicer shall provide (or cause to be provided) the Data File to the Collateral Agent at least three (3) Business Days prior to the Payment Date. The Collateral Agent shall use commercially reasonable efforts to review and, based solely on the Data File provided by the Borrower (or Servicer on its behalf), re-calculate the calculations in clauses (i) through (xvi) below made by the Servicer in any such Payment Date Report for such calendar month, within two (2) Business Days of the receipt thereof and notify the Servicer and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Payment Date Report. The Collateral Agent shall re-calculate pursuant to the preceding sentence: (i) Aggregate Net Collateral Balance, (ii) Borrowing Base, (iii) Excess Concentration Amount, (iv) Maximum Available Amount, (v) Class 1 Borrowing Base, (vi) Class 2A Borrowing Base, (vii) Class ~~3~~2B Borrowing Base, (viii) Class 3 Borrowing Base, (ix) Class 1 OC Ratio, (~~ix~~x) Class 2A OC Ratio, (~~x~~xi) Class 2B OC Ratio, (xii) Class 3 OC Ratio, (~~xi~~xiii) each Class Minimum OC Coverage Test, (~~xii~~xiv) the Minimum OC Coverage Test, (~~xiii~~xv) the Collateral Quality Test, (~~xiv~~xvi) completion of Priority of Payments pursuant to Section 9.01(a), (~~xv~~xvii) balances for each of the Covered Accounts and (~~xvi~~xviii) such other calculations as may be mutually agreed upon by the Collateral Agent, the Servicer and the Administrative Agent. Upon receipt of such notice reporting and showing discrepancies, if any, from the Collateral Agent and in any event by no later than the Payment Date, the Servicer shall compile and provide (or cause to be compiled and provided) to the Agents and the Lenders the Payment Date Report. The Payment Date Report shall contain the information that is agreed to by the Servicer, the Administrative Agent and the Collateral Agent from time to time.
In addition, the Borrower shall provide (or cause to be provided) in each Payment Date Report a statement setting forth in reasonable detail each amendment, modification or waiver
(A)during the Reinvestment Period, (i) first, if the Minimum OC Coverage Test is not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Minimum OC Coverage Test is satisfied (on a pro forma basis as at such Determination Date) and (ii) second, to the Principal Collection Subaccount for the purchase of additional Collateral Loans (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans) and/or for the making of any Permitted Distribution or Permitted Tax Distribution;
(B)after the Reinvestment Period, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full; provided that the Borrower shall be permitted to allocate such principal payments among the Classes on each Payment Date so long as, after giving effect to such allocation of payments on such Payment Date, each Class Minimum OC Coverage Test is satisfied; provided, further, that, if the Borrower would be unable to cause each Class Minimum OC Coverage Test to be satisfied on any Payment Date after allocating such payments, the Administrative Agent shall allocate such payments in its sole discretion;
(C)to the payment of amounts referred to in clauses (I) and (J) of clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and
(D)(1) if a Default has occurred and is continuing (unless all Obligations owing to the Lenders have been paid in full (other than contingent indemnification and expense reimbursement obligations as to which no claim has been asserted)), to remain in the Principal Collection Subaccount (other than a Permitted Tax Distribution) or (2) otherwise, any remaining amount shall be released to the Equityholder or its designee (or, at the direction of the Borrower, deposited into the Principal Collection Subaccount for investment in Collateral Loans); provided that if any such Default under clause (E)(1) is subsequently cured prior to the next Payment Date, such amounts held under clause (E)(1) may be distributed pursuant to clause (E)(2) prior to the next Payment Date.
(ii)    On each Payment Date following the occurrence and continuance of an Event of Default, all Interest Proceeds in the Interest Collection Subaccount and all Principal Proceeds in the Principal Collection Subaccount, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, in each case, to the extent received on or before the related

Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:
(A)    to pay registration, registered office and filing fees, if any, of the Borrower, subject to a cap of $15,000 per annum;
(c)The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document or electronic communication; provided, however,
(d)indemnities afforded to U.S. Bank or the Collateral Agent pursuant to this Article XII shall also be afforded to U.S. Bank or the Collateral Agent acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in the Custodian Agreement, Account Control Agreement or any other Facility Documents to which U.S. Bank or the Collateral Agent in such capacity is a party.
(e)The Collateral Agent shall not have any obligation to determine if a Collateral Loan meets the criteria specified in the definition of Eligible Collateral Loan or if the requirements set forth in the definition of “Deliver” have been satisfied.
(f)The Collateral Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of LIBOR (Dollar) (or any other Applicable Index, floating rate, interest rate or Benchmark Replacement), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Replacement Date, Benchmark Transition Event, Benchmark ~~Transition Start Date, Benchmark~~ Unavailability Period or Early Opt-In Election, (ii) to select, determine or designate any Benchmark Replacement or other alternate benchmark rate, or other successor or replacement rate, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment or other modifier to any Benchmark Replacement or other replacement or successor rate or index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.
(g)The Collateral Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of LIBOR (Dollar) (or any Benchmark Replacement or other Applicable Index, floating rate or other Interest Rate) and absence of any Benchmark Replacement or other replacement index or floating rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent, the Borrower or the Servicer, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

ARTICLE III
MISCELLANEOUS
Section 3.01    No Waiver; Modifications in Writing.   No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or the Servicer in any case shall entitle the Borrower or the Servicer to any other or further notice or demand in similar or other circumstances.
(b)    No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Servicer, the Administrative Agent and the Required Lenders; provided that:
(i)any Fundamental Amendment shall require the written consent of all Lenders affected thereby; and
(ii)no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.
(c)    Notwithstanding anything to the contrary herein, (i) in connection with the increase of the Individual Lender Maximum Funding Amounts hereunder, only the consent of the Lender increasing its Individual Lender Maximum Funding Amount (or providing a new Individual Lender Maximum Funding Amount) shall be required for any amendment that effects such increase in Individual Lender Maximum Funding Amounts and (ii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Facility Documents (and such amendment shall become effective without any further action or consent of any other party to any Facility Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.
(d)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Individual Lender Maximum Funding Amount of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

~~(e) With respect to any Applicable Index other than LIBOR (Dollar), upon the occurrence of any event that results in the unavailability of such Applicable Index, the index rate shall be the reference rate reasonably determined by the Administrative Agent giving due consideration to any evolving or then existing convention for similar multi-currency denominated syndicated credit facilities for alternate benchmarks, and as to which the Administrative Agent may, in its reasonable discretion, make such adjustments to such rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case, that are consistent with such accepted market practice for the use of such rate; provided that the Administrative Agent has made similar determinations with respect to similarly situated borrowers in similar facilities; provided, further, that if the Borrower does not agree with such index rate, in the reasonable discretion of the Borrower, any Advances with such Applicable Index shall be converted into Dollar Advances, using the applicable exchange rate determined by the Administrative Agent in its reasonable discretion pursuant to the definition of “Dollar Equivalent”.~~